Incentive Life
                                 --------------

          A. The following rules are applicable to policies with respect to which applications are dated prior to May 1, 1990:


                                                Percent of Premiums
                                                -------------------
             Policy Year            Commissions                   Service Fees
             -----------            -----------                   ------------

                 1st                    50%                            0%
          2nd through 10th               2%                            2%
           11th and later                0%                            2%

          B. The following rules are applicable to policies with respect to which applications are dated on or after May 1, 1990:

                                                Percent of Premiums
                                                -------------------
             Policy Year            Commissions                   Service Fees
             -----------            -----------                   ------------

                 1st                  40% (2)                          0%
          2nd through 10th               2%                            2%
           11th and later                0%                          2% (1)

          C. The following renewal compensation rules are applicable to policies with respect to which applications are dated May 1, 1990 and later, with register dates prior to March 4, 1991:

                                            Percent of Premiums
                                            -------------------
          Policy Year                 Non-Vested,
          -----------               Non-Transferable
                                  Renewal Compensation            Service Fees
                                  --------------------            ------------

            5th (3)                        4%                           0%
           10th (3)                        4%                           0%
           15th (3)                        0%                           4%
           20th (3)                        0%                           4%

Notes

(1) A service fee boost (1%) will be payable to qualifying agents in years eleven or later.

(2) 50% (with respect to policies which have register dates of March 4, 1991 or later) for certain qualifying agents as described in Agent Information Guide
(AIG) 91-19; 24% for special offer flexible premium variable life insurance policies (13.6% for guaranteed issue).

(3) Payable on Net Premiums received in such policy year if Benchmark Premium Levels (see chart below) are attained for the preceding Qualifying Period.

"Net Premium" means, with respect to any policy year, gross premiums paid in such policy year less any partial withdrawals made in that same policy year.



"Qualifying Period" means:

       (i) with respect to the 5th policy year, policy years 2-4 (the "1st Qualifying Period");

       (ii) with respect to the 10th policy year, policy years 6-9 (the "2nd Qualifying Period");

       (iii) with respect to the 15th policy year, policy years 11-14 (the "3rd Qualifying Period"); and

       (iv) with respect to the 20th policy year, policy years 16-19 (the "4th Qualifying Period").

"Benchmark Premium Amount" or "BPA" means 80% of the lesser of (i) Target Premium and (ii) actual premiums paid in the 1st policy year.

       The Benchmark Premium Levels for each Qualifying Period are as follows:

                            Benchmark Premium Levels
                            ------------------------

    End of         1st Qualifying       2nd Qualifying       3rd Qualifying      4th Qualifying
  Policy Year          Period               Period               Period              Period
  -----------          ------               ------               ------              ------

       3               2x BPA                  -                    -                   -
       4               3x BPA                  -                    -                   -

       7                  -                 2x BPA                  -                   -
       8                  -                 3x BPA                  -                   -
       9                  -                 4x BPA                  -                   -

      12                  -                    -                 2x BPA                 -
      13                  -                    -                 3x BPA                 -
      14                  -                    -                 4x BPA                 -

      17                  -                    -                    -                2x BPA
      18                  -                    -                    -                3x BPA
      19                  -                    -                    -                4x BPA


      D.    Rules of General Application
            ----------------------------

            First year commission rates are generally applicable to a Target Premium. For first year premiums in excess of such amount the commission rate is 4%.

            If the planned premium is less than the Target Premium, the first year rate will be applied to the planned premium only.

            The Target Premium is generally 75% of a guideline level annual premium based on a 4 1/2% interest rate and 1980 CSOs mortality, and including guaranteed expenses. The guideline level premium assumes that the premium is paid annually at the beginning of each year until the policy endows at age 95.

            The first year rate will also apply to a portion (the "New Sale Portion") of premium payments received within twelve months after a face amount increase requested by the policyholder. Subject to an aggregate maximum equal to the amount of the Increase Target, the New Sale Portion will be determined by multiplying such premium payments by the ratio of the Increase Target to the Total Target Premium. The balance of such premium payments and the excess of the total of the New Sale Portion of all such premium payments over the Increase Target will earn renewal commissions and service fees based on the rates applicable to the policy year in which the premiums were received. The "Increase Target" is the target premium for the amount of the face amount increase, based on the insured's attained age. The "Total Target Premium" is the target premium at issue, plus or minus all subsequent target premium adjustments, including the Increase Target, for face amount increase or decrease transactions which resulted in the payment or recovery of commissions.